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                                                                    Exhibit 99.1


                        PARKER DRILLING COMPANY ANNOUNCES
                      SALE OF 9 5/8% SENIOR NOTES DUE 2013

         HOUSTON, April 14, 2005 - Parker Drilling Company (NYSE: PKD) announced today that it has agreed to sell an additional $50 million in aggregate principal amount of its 9 5/8% Senior Notes due 2013 (the "Additional Notes") at an offering price of 111% of the principal amount thereof in a previously announced private offering that will result in gross proceeds of $55.5 million. The Additional Notes will be issued under an Indenture, dated as of October 10, 2003, under which $175.0 million in aggregate principal amount of notes of the same series were previously issued.

         The Company intends to use the net proceeds of the offering of the Additional Notes, together with cash on hand, to redeem $65 million aggregate principal amount of the Company's 10 1/8% Senior Notes due 2009 on or about May 21, 2005.

         The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

         Cautionary Statement Regarding Forward-Looking Statements: This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include the Company's intention to consummate the sale of the Additional Notes and the Company's intended use of proceeds of the sale of Additional Notes. The closing of the sale of the Additional Notes is subject to the satisfaction of customary closing conditions. There can be no assurance that the Company will complete the sale of the Additional Notes on the anticipated terms or at all. The Company's ability to complete the sale of the Additional Notes will depend, among other things, on market conditions for debt securities in general and the Company's debt securities in particular. In addition, the Company's ability to complete the sale of the Additional Notes and the Company's business are subject to the risks described in the Company's filings with the Securities and Exchange Commission. The Company's annual, quarterly and special reports are available over the Internet at the SEC's web site at http://www.sec.gov. Nothing in this press release should be construed as an offer to purchase, or as a notice to redeem, any outstanding 10 1/8% Senior Notes due 2009.